Exhibit_23(iii)
CONSENT OF INDEPENDENT PETROLEUM
ENGINEERS AND GEOLOGISTS
          We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (including any amendments thereto) filed by American Oil & Gas, Inc., of the references to our firm, in the context in which they appear, to our reserve estimates as of December 31, 2007, December 31, 2006 and December 31, 2005.
          We further consent to the reference to our firm as experts in this Registration Statement, including the prospectus included in this Registration Statement or a prospectus supplement to that prospectus.
/s/ Ryder Scott Company, L.P.
Ryder Scott Company L. P.
Denver, Colorado
November 25, 2008